UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 17, 2015

SunEdison, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13828	56-1505767
(Commission File Number)	(I.R.S. Employer Identification No.)

13736 Riverport Dr. Maryland Heights, Missouri	63043
(Address of Principal Executive Offices)	(Zip Code)

(314) 770-7300

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On November 17, 2015, SUNE ML 1, LLC, a Delaware limited liability company and a wholly-owned special purpose subsidiary of SunEdison, Inc. (the “Borrower”), and SunEdison, Inc. (the “Company”), entered into Amendment No. 2 to Margin Loan and Letter Agreements (“Amendment No. 2”), by and among the Borrower, the Company, as a guarantor, Deutsche Bank AG, London Branch, as the administrative agent and the calculation agent, the other lenders party thereto (collectively with the administrative agent and calculation agent, the “Lenders”) and the contributing lenders party thereto (the “Contributing Lenders”), thereby amending the Margin Loan Agreement, dated as of January 29, 2015 (as amended, the “Margin Loan Agreement”), and the Letter Agreement, dated as of January 29, 2015, in each case as had been amended by Amendment No. 1, dated as of September 28, 2015.

Pursuant to Amendment No. 2, among other things, the market value trigger price of the Class A common stock, par value $0.01 per share, of TerraForm Power, Inc., a controlled affiliate of the Company, was reduced and certain mandatory prepayment provisions in the Margin Loan Agreement were waived for a specified time period set forth therein. Further, pursuant to Amendment No. 2, the Contributing Lenders purchased by assignment the aggregate principal amounts outstanding under the Margin Loan Agreement from the Lenders who were not Contributing Lenders. In connection with Amendment No. 2, approximately $307 million, consisting of cash in the amount of approximately $64 million and cash collateral, previously deposited into an escrow account, in the amount of approximately $243 million, was prepaid by the Borrower under the Margin Loan Agreement, which included payment of the principal and accrued but unpaid interest. An additional amount of approximately $21 million was paid in prepayment and other fees. Following the prepayment made in connection with Amendment No. 2, approximately $100 million remained outstanding pursuant to the Margin Loan Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNEDISON, INC.

Date: November 23, 2015	By:	/s/ Martin H. Truong
		Name:	Martin H. Truong
		Title:	Senior Vice President, General Counsel and Corporate Secretary